VALHI REPORTS FOURTH QUARTER 2012 RESULTS

DALLAS, TEXAS . . March 15, 2013.  Valhi, Inc. (NYSE: VHI) reported a loss from continuing operations attributable to Valhi stockholders of $12.6 million, or $.04 per diluted share, in the fourth quarter of 2012 compared to income from continuing operations attributable to Valhi stockholders of $55.3 million, or $.16 per diluted share, in the fourth quarter of 2011.  For the full year 2012, Valhi reported income from continuing operations attributable to Valhi stockholders of $141.4 million, or $.41 per diluted share, compared to $214.5 million, or $.63 per diluted share, in the full year 2011. Changes in reported net income attributable to Valhi stockholders are primarily due to changes in operating results in the Company’s Chemicals Segment.

The Chemicals Segment’s net sales of $396.7 million in the fourth quarter of 2012 were $40.7 million, or 9%, lower than in the fourth quarter of 2011.  Net sales of $1,976.3 million in the full year of 2012 were $33.0 million, or 2%, higher than in the full year 2011.  Net sales decreased in the fourth quarter of 2012 as compared to the fourth quarter of 2011 due to lower average TiO2 selling prices partially offset by higher sales volumes.  Net sales increased in the full year of 2012 primarily due to higher average TiO2 selling prices, partially offset by lower sales volumes.  The Chemicals Segment’s average TiO2 selling prices decreased 14% in the fourth quarter of 2012 as compared to the fourth quarter of 2011, and increased 10% for the full year as compared to 2011.  The Chemicals Segment’s average TiO2 selling prices at the end of 2012 were 17% lower than at the end of 2011 and were 10% lower than at the end of the third quarter of 2012.  TiO2 sales volumes in the fourth quarter of 2012 were 6% higher than in the fourth quarter of 2011, while sales volumes for the full year 2012 were 6% lower than in 2011.  Fluctuations in currency exchange rates also impacted net sales comparisons, decreasing net sales by approximately $12 million in the fourth quarter and approximately $82 million in the full year 2012 as compared to 2011.  The table at the end of this press release shows how each of these items impacted the overall change in sales.

The Chemicals Segment’s operating income was $2.7 million in the fourth quarter of 2012 compared to operating income of $145.2 million in the fourth quarter of 2011.  For the full year the Chemicals Segment’s operating income was $366.8 million compared to $553.0 million in 2011.  The Chemicals Segment’s operating income decreased in the fourth quarter of 2012 primarily due to the negative effects of lower average TiO2 selling prices, lower production volumes and higher raw material costs, offset in part by the higher sales volumes.  The Chemicals Segment’s operating income decreased in the full year of 2012 primarily due to lower sales and production volumes, higher raw materials costs and the unfavorable effects of unabsorbed fixed production costs resulting from reduced production volumes, partially offset by higher TiO2 selling prices.  The Chemicals Segment’s TiO2 production volumes were 20% lower in the fourth quarter of 2012 as compared to the fourth quarter of 2011, and were 15% lower for the year.  During the fourth quarter of 2012, the Chemicals Segment operated its facilities at approximately 80% of practical capacity primarily to align production and inventory levels to current and anticipated near-term customer demand levels.  Operating income comparisons were also impacted by the effects of fluctuations in currency exchange rates, which decreased operating income by approximately $9 million in the fourth quarter and by approximately $10 million for the year.

The Component Products Segment’s net sales increased 3% in the fourth quarter of 2012 as compared to the fourth quarter 2011 and increased 4% in the full year 2012 compared to 2011.  Net sales increased principally due to growth in customer demand within both of the Component Products Segment’s businesses resulting from somewhat improved economic conditions in North America.  The Component Products Segment’s operating income from continuing operations decreased to nil and $5.4 million, in the fourth quarter and full year of 2012, respectively, compared to operating income from continuing operations of $1.4 million and $6.4 million in the same periods of 2011.  Operating income from continuing operations comparisons were negatively impacted by higher self-insured medical costs in 2012.  In addition, the 2011 and 2012 full year include the impact of write-downs on assets held for sale of $1.1 million and $1.2 million, respectively, of which $.8 million of the 2012 impairment was recognized in the fourth quarter.

The Waste Management Segment’s sales increased significantly in the fourth quarter and full year of 2012 compared to 2011, as we routinely began receiving low-level radioactive waste (“LLRW”) for disposal at the newly completed Compact disposal facility during the third and fourth quarters of the year. We recognized a positive gross margin in the fourth quarter of 2012 and significantly reduced our negative gross margin in the full year 2012 as compared to 2011 as a result of increased sales.  Our Waste Management operating loss was lower in the fourth quarter and full year 2012 compared to 2011 due to our increased sales; however we still recognized operating losses in both periods as the Compact disposal facility sales continue to improve and the Federal LLRW facility had not yet received LLRW for disposal by the end of 2012.  The Compact LLRW site was fully certified and operational in April 2012, and the Federal LLRW site was fully certified and operational in September 2012.

 Insurance recoveries relate to amounts NL received from certain of its former insurance carriers, and relate principally to the recovery of prior lead pigment and asbestos litigation defense costs incurred by NL. Substantially all of the insurance recoveries we recognized in 2011 relate to a third quarter settlement we reached with one of our insurance carriers in September 2011 in which they agreed to reimburse NL for a portion of its past lead pigment litigation defense costs. These insurance recoveries (net of income taxes and noncontrolling interest) aggregated $.03 and $.01 per diluted share in the full years 2011 and 2012, respectively.

The Company recognized a $14.7 million gain in the second quarter of 2012 ($7.8 million, or $.02 per diluted share, net of income taxes and noncontrolling interest) related to the third and final closing of a settlement agreement associated with certain real property NL formerly owned. Securities earnings in the fourth quarter of 2012 include a $21.8 million, $13.2 million or $.04 per diluted share (net of income taxes and noncontrolling interest) related principally to the sale of the Company’s shares of TIMET common stock in December 2012, which is included in securities earnings.  The Company also recognized a gain on the sale of certain excess real property owned by NL in the fourth quarter of 2012 of $3.2 million ($1.7 million or $.01 per diluted share, net of income taxes and noncontrolling interest).  Also included in the fourth quarter of 2012 is a $6.4 million goodwill impairment charge ($5.3 million or $.02 per diluted share, net noncontrolling interest) associated with NL’s insurance brokerage subsidiary.

General corporate expenses were flat at $7.9 million in the fourth quarter of 2012 compared to $8.0 million in the same period in 2011.  Corporate expenses were 11% higher at $45.3 million in the full year 2012 compared to the same period in 2011, primarily due to higher environmental remediation and related expense recognized in the first quarter of 2012.

    As previously reported, in March 2011 the Chemicals Segment redeemed €80 million principal amount of Kronos International, Inc.’s 6.5% Senior Secured Notes due 2013, and in the third quarter of 2011, the Chemicals Segment repurchased in open market transactions aggregating €30.4 million principal amount of the Senior Notes.  As a result of these redemptions and open market purchases, the Company's results in the full year of 2011 include a net charge of $3.1 million ($1.7 million, net of income tax benefit and noncontrolling interest) consisting of the call premium, gain repurchases and the write-off of unamortized deferred financing costs and original issue discount associated with the redeemed and purchased Notes.  In June 2012, the Chemicals Segment entered into a new $400 million term loan, and used a portion of the net proceeds to redeem the remaining €279.2 million principal amount of Senior Notes outstanding.  As a result, we recognized a second quarter 2012 charge of $7.2 million ($3.7 million or $.01 per share net of income tax benefit and noncontrolling interest benefit) associated with the early extinguishment of such remaining Senior Notes.

The Company’s provision for income taxes in 2012 includes a net incremental tax benefit of $3.1 million.  As previously reported, the Company had determined during the third quarter of 2012 that due to global changes in the business the Company would not remit any dividends from its non-U.S. jurisdictions.  As a result, certain current year tax attributes were available for carryback to offset prior year tax expense and its provision for income taxes in the third quarter included an incremental tax benefit of $11.1 million.  However, as a result of a change in circumstances related to our sale of TIMET common stock, which sale provided an opportunity for us to elect to claim foreign tax credits, we determined that we could tax-efficiently remit non-cash dividends from our non-U.S. jurisdictions before the end of the year that absent the TIMET sale would not have been considered.  As a result, our provision for income taxes in the fourth quarter of 2012 includes incremental taxes on the non-cash dividends remitted in the fourth quarter of $8.0 million.

The Company’s provision for income taxes in 2011 includes a $17.2 million provision for U.S. incremental income taxes ($4.0 million in the fourth quarter) on earnings repatriated from the Chemicals Segment’s German subsidiary, which earnings were used to fund a portion of the redemptions and repurchases of its Senior Secured Notes.  The 2011 income tax provision also includes a non-cash benefit of $8.5 million ($.02 per diluted share net of noncontrolling interest), mostly in the third quarter, related to the decrease in the reserve for uncertain tax positions.

In December 2012, the Company completed the sale of Component Products Segment’s furniture components operations to a competitor for proceeds, net of expenses, of approximately $58.0 million in cash.  The Company recognized a pre-tax gain of approximately $23.7 million on the disposal of these operations ($15.7 million, or $.05 per diluted share, net of income taxes and noncontrolling interest).  Discontinued operations also includes full-year income related to the operations of such disposed unit of $3.0 million, or $.01 per diluted share, net of income taxes and noncontrolling interest, in 2011 and $2.7 million, or $.01 per basic and diluted share, net of income taxes and noncontrolling interest in 2012.  The Company has reclassified our Condensed Consolidated Statement of Operations to reflect the disposed business as discontinued operations for all periods.

In May 2012, we implemented a 3-for-1 split of our common stock in the form of a stock dividend.  We have adjusted all share and per-share disclosures for all periods presented in this press release to give effect to the stock split.

The statements in this press release relating to matters that are not historical facts are forward-looking statements that represent management's beliefs and assumptions based on currently available information.  Although the Company believes the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will be correct.  Such statements by their nature involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those predicted. While it is not possible to identify all factors, the Company continues to face many risks and uncertainties.  Among the factors that could cause our actual future results to differ materially include, but are not limited to, the following:

•	Future supply and demand for our products;
•	The extent of the dependence of certain of our businesses on certain market sectors;
•	The cyclicality of certain of our businesses (such as Kronos’ titanium dioxide pigment (“TiO2”) operations);
•	Customer inventory levels;
•	Unexpected or earlier-than-expected industry capacity expansion;
•	Changes in raw material and other operating costs (such as energy, ore and steel costs) and our ability to pass those costs on to our customers or offset them with reductions in other operating costs;
•	Changes in the availability of raw materials (such as ore);
•
General global economic and political conditions (such as changes in the level of gross domestic product in various regions of the world and the impact of such changes on demand for, among other things, TiO2 and component products);

•	Price and product competition from low-cost manufacturing sources (such as China);
•	Competitive products and substitute products;
•	Potential consolidation of our competitors;
•	Possible disruption of our business or increases in the cost of doing business resulting from terrorist activities or global conflicts;
•	Customer and competitor strategies;
•	The impact of pricing and production decisions;
•	Competitive technology positions;
•	The introduction of trade barriers;
•	The ability of our subsidiaries to pay us dividends;
•	The impact of current or future government regulations (including employee healthcare benefit related regulations);
•	Uncertainties associated with new product development and the development of new product features;
•
Fluctuations in currency exchange rates (such as changes in the exchange rate between the U.S. dollar and each of the euro, the Norwegian krone and the Canadian dollar) or possible disruptions to our business resulting from potential instability resulting from uncertainties associated with the euro;

•	Operating interruptions (including, but not limited to, labor disputes, leaks, natural disasters, fires, explosions, unscheduled unplanned downtime, transportation interruptions and cyber attacks);
•	The timing and amounts of insurance recoveries;
•	Our ability to renew, amend, refinance or establish credit facilities;
•	Our ability to maintain sufficient liquidity;
•	The ultimate outcome of income tax audits, tax settlement initiatives or other tax matters;
•
Our ultimate ability to utilize income tax attributes or changes in income tax rates related to such attributes, the benefits of which have been recognized under the more-likely-than-not recognition criteria (such as Kronos’ ability to utilize its German net operating loss carryforwards);

•
Environmental matters (such as those requiring compliance with emission and discharge standards for existing and new facilities, or new developments regarding environmental remediation at sites related to our former operations);

•
Government laws and regulations and possible changes therein (such as changes in government regulations which might impose various obligations on former manufacturers of lead pigment and lead-based paint, including NL, with respect to asserted health concerns associated with the use of such products);

•	The ultimate resolution of pending litigation (such as NL's lead pigment litigation, environmental and other litigation and Kronos’ class action litigation);
•	Our ability to comply with covenants contained in our revolving bank credit facilities;
•	Our ability to complete and comply with the conditions of our licenses and permits;
•	Our ability to successfully defend against any currently-pending or possible future challenge to WCS’ operating licenses and permits; and
•	Possible future litigation.

Should one or more of these risks materialize (or the consequences of such development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those currently forecasted or expected.  We disclaim any intention or obligation to update or revise any forward-looking statement whether as a result of changes in information, future events or otherwise.

Valhi, Inc. is engaged in the titanium dioxide pigments, component products (security products, furniture components and high performance marine components) and waste management industries.

* * * * *

VALHI, INC. AND SUBSIDIARIES
CONDENSED SUMMARY OF OPERATIONS
(In millions, except earnings per share)

	Three months ended		Year ended
	December 31,		December 31,
	2011	2012	2011	2012
	(unaudited)

Net sales
Chemicals	$437.4	$396.7	$1,943.3	$1,976.3
Component products	18.6	19.3	79.8	83.2
Waste management	.7	11.4	2.0	27.8

Total net sales	$456.7	$427.4	$2,025.1	$2,087.3

Operating income (loss)
Chemicals	$145.2	$2.7	$553.0	$366.8
Component products	1.4	-	6.4	5.4
Waste management	(10.1)	(4.9)	(38.0)	(26.8)

Total operating income (loss)	136.5	(2.2)	521.4	345.4

Equity in earnings of investee	(.2)	(.1)	(.5)	(.2)

General corporate items:
Securities earnings	7.2	28.7	28.6	50.2
Insurance recoveries	.3	.7	16.9	3.3
Litigation settlement gain	-	-	-	14.7
Gain on sale of excess property	-	3.2	-	3.2
Goodwill impairment	-	(6.4)	-	(6.4)
General expenses, net	(8.0)	(7.9)	(40.7)	(45.3)
Gain (loss) on the prepayment of debt	.1	-	(3.1)	(7.2)
Interest expense	(13.6)	(13.9)	(61.8)	(56.3)

Income from continuing operations,
before income taxes	122.3	2.1	460.8	301.4

Provision for income taxes	46.8	15.1	169.9	104.8

Income (loss) from continuing operations	75.5	(13.0)	290.9	196.6
Income from discontinued operations, net of tax	0.3	22.2	4.1	25.5
Net income	75.8	9.2	295.0	222.1

Noncontrolling interest in net income
of subsidiaries	20.2	5.7	77.5	62.3

Net income attributable to Valhi
stockholders	$55.6	$3.5	$217.5	$159.8

VALHI, INC. AND SUBSIDIARIES
CONDENSED SUMMARY OF OPERATIONS (CONTINUED)
(In millions, except earnings per share)

	Three months ended		Year ended
	December 31,		December 31,
	2011	2012	2011	2012
	(unaudited)

Amounts attributable to Valhi stockholders:

Income (loss) from continuing operations	$55.3	$(12.6)	$214.5	$141.4
Income from discontinued operations	.3	16.1	3.0	18.4
Net income attributable to Valhi stockholders	$55.6	$3.5	$217.5	$159.8

Basic and diluted net income per share:
Income (loss) from continuing operations	$.16	$(.04)	$.63	$.41
Discontinued operations	-	.05	.01	.06
Net income per share attributable to Valhi
stockholders	$.16	$.01	$.64	$.47

Basic and diluted weighted average shares
outstanding	342.0	342.0	342.1	342.0

VALHI, INC. AND SUBSIDIARIES
IMPACT OF PERCENTAGE CHANGE IN CHEMICAL SEGMENT'S NET SALES

	Three months ended		Year ended
	December 31,		December 31,
	2012 vs. 2011		2012 vs. 2011
	(unaudited)

Percentage change in TiO2 sales :
TiO2 product pricing	(14	) %	10%
TiO2 sales volumes	6		(6)
TiO2 product mix	2		2
Changes in currency exchange rates	(3)		(4)

Total	(9	) %	2%